ADMINISTRATION AGREEMENT

        AGREEMENT made as of November 1, 2004, by and among WILLIAM BLAIR FUNDS, a business trust organized under the laws of the State of Delaware (the “Fund”) and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (“Investors Bank”).

        WHEREAS, the Fund, a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the separate portfolios listed on Appendix A hereto; and

        WHEREAS, the Fund desires to retain the Bank to render certain administrative services to the Fund and the Bank is willing to render such services.

        NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

        1. Appointment. The Fund hereby appoints the Bank to act as Administrator of the Fund on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services herein set forth for fees that may be agreed to from time to time in writing between the parties.

        2. Delivery of Documents. The Fund has furnished the Bank with copies properly certified or authenticated of each of the following:

        (a) Resolutions of the Fund’s Board of Directors authorizing the appointment of the Bank to provide certain administrative services to the Fund and approving this Agreement;

        (b) The Fund’s incorporating documents filed with the state of [state] on [date] and all amendments thereto (the “Articles”);

        (c) The Fund’s by-laws and all amendments thereto (the “By-Laws”);

        (d) The Fund’s agreements with all service providers which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the “Agreements”);

        (e) The Fund’s most recent Registration Statement on Form N-lA (the “Registration Statement”) under the Securities Act of 1933 and under the 1940 Act and all amendments thereto; and

        (f) The Fund’s most recent prospectus and statement of additional information (the “Prospectus”); and

        (g) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties hereunder.

        The Fund will immediately furnish the Bank with copies of all amendments of or supplements to the foregoing. Furthermore, the Fund will notify the Bank as soon as possible of any matter which may materially affect the performance by the Bank of its services under this Agreement.

        3. Duties of Administrator. Subject to the supervision and direction of the Board of Directors of the Fund, the Bank, as Administrator, will assist in conducting various aspects of the Fund’s administrative operations and undertakes to perform the services described in Appendix B hereto. The Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such Appendix B executed by both parties.

        In performing all services under this Agreement, the Bank shall act in conformity with the Fund’s Articles and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Fund’s Registration Statement, as the same may be amended from time to time. Notwithstanding any item discussed herein, the Bank has no discretion over the Fund’s assets or choice of investments and cannot be held liable for any problem relating to such investments.

        4. Duties of the Fund.

        (a) The Fund is solely responsible (through its transfer agent or otherwise) for (i) providing timely and accurate reports (“Daily Sales Reports”) which will enable the Bank as Administrator to monitor the total number of shares sold in each state on a daily basis and (ii) identifying any exempt transactions (“Exempt Transactions”) which are to be excluded from the Daily Sales Reports.

        (b) The Fund agrees to make its legal counsel available to the Bank for instruction with respect to any matter of law arising in connection with the Bank’s duties hereunder, and the Fund further agrees that the Bank shall be entitled to rely on such instruction without further investigation on the part of the Bank.

5. Fees and Expenses.

        (a) For the services rendered by the Bank hereunder, the Fund will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Fund will also pay or reimburse the Bank from time to time for any transfer taxes payable upon any transfers made hereunder, and for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein. The Bank will also be entitled to reimbursement by the Fund for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith.

        (b) The Bank will collect fees and expenses based on an “estimate” debited on the first business day of the month following that in which the services were rendered. The estimate is recalculated and adjusted for each fund on a quarterly basis. The estimate applied to each fund is 90% of the average of the trailing three months fees and expenses and excludes out-of-pocket charges. Invoices are prepared for each fund and reflect the estimate debited per fund, the actual fees incurred for the month, and subsequently, the difference or the “true-ups” due. The Fund will give authorization if applicable to debit the true-up amounts from the Fund. The

Fund will have thirty (30) days after the receipt of an invoice to dispute any charge that appears on such invoice. After such thirty (30) day period, the invoice will be deemed to be complete and accurate and may no longer be disputed.”

        (c) The Bank shall not be required to pay any expenses incurred by the Fund.

        (d) In the case of the following transactions, not in the ordinary course of business, namely, the merger of a series of the Fund into or the consolidation of a series of the Fund with another investment company or series thereof, the sale by a series of the Fund of all, or substantially all, of its assets to another investment company or series thereof, or the liquidation or dissolution of a series of the Fund and distribution of its assets, upon the payment of the fees, disbursements and expenses of the Bank through the then remaining term of this Agreement, the Bank will complete all actions reasonably necessary to implement such merger, consolidation, or sale upon the order of the Fund set forth in an Officers’ Certificate, accompanied by a certified copy of a resolution of the Board authorizing any of the foregoing transactions. Upon completion of such actions and the payment of all such fees, disbursements and expenses of the Bank, this Agreement will terminate and the Bank shall be released from any and all obligations hereunder.

        6. Limitation of Liability.

        (a) The Bank, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Fund will indemnify the Bank, its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including legal fees and expenses) resulting from any claim, demand, action or suit (i) arising out of the actions or omissions of the Fund, including, but not limited to, inaccurate Daily Sales Reports and misidentification of Exempt Transactions; (ii) arising out of the offer or sale of any securities of the Fund in violation of (x) any requirement under the federal securities laws or regulations, (y) any requirement under the securities laws or regulations of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities; or (iii) not resulting from the willful misfeasance, bad faith or gross negligence of the Bank in the performance of such obligations and duties or by reason of its reckless disregard thereof.

        (b) The Bank may apply to the Fund at any time for instructions and may consult counsel for the Fund, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Bank shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. The Bank shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of the Fund until receipt of written notice thereof has been received by the Bank from the Fund.

        (c) In the event the Bank is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control, the Bank shall not be liable to the Fund for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

        (d) Notwithstanding anything to the contrary in this Agreement, in no event shall the Bank be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.

        7. Termination of Agreement.

        (a) The term of this Agreement shall remain in effect until October 31, 2007 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive two-year terms (each a “Renewal Term”) unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

        Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within 90 days of receipt of such notice.

8. Miscellaneous.

        (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

        To the Fund:

William Blair Funds

222 West Adams Street

Chicago, IL 60606

Attn: Marco Hanig, President

        To the Bank:

Investors Bank & Trust Company

200 Clarendon Street,

P.O. Box 9130

Boston, MA 02117-9130

Attention: Christopher E. Jones, Director, Client Management

With a copy to: John E. Henry, General Counsel

(b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

(d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

(e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

9. Confidentiality. Both parties hereto agree than any non-public information obtained hereunder concerning the other party is confidential and may not be disclosed without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency or self-regulatory organization. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity to an injunction or injunctions without bond or other security to prevent breaches of this provision. In addition, the parties further agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

10. Use of Name. The Fund shall not use the name of the Bank or any of its affiliates in any prospectus, sales literature or other material relating to the Fund in a manner not approved by the Bank prior thereto in writing; provided however, that the approval of the Bank shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

INVESTORS BANK & TRUST COMPANY

By:	/s/ Andrew M. Nesvet

Name:	Andrew M. Nesvet

Title:	Managing Director

WILLIAM BLAIR FUNDS

By:	/s/ Marco Hanig

Name:	Marco Hanig

Title:	President

Appendices

Appendix A	Portfolios

Appendix B	Services

Appendix A

William Blair Funds

•	William Blair Growth Fund

•	William Blair Ready Reserve Fund

•	William Blair Income Fund

•	William Blair International Growth Fund

•	William Blair Value Discovery Fund

•	William Blair Tax-Managed Growth Fund

•	William Blair Large Cap Growth Fund

•	William Blair Small Cap Growth Fund

•	William Blair Institutional International Growth Fund

•	William Blair Small Mid Cap Growth Fund

•	William Blair International Equity Fund

•	William Blair Institutional International Equity Fund

Appendix A

Appendix B

Investors Bank & Trust

Summary of Tax Functions

William Blair Funds

Function	Investors Bank & Trust	William Blair	Suggested Fund Auditor and/or Counsel
TAX
Perform asset diversification testing to establish qualification as a RIC. Frequency: Quarterly	Perform asset diversification tests at each tax quarter end. Follow-up on issues.	Continuously monitor portfolio activity in conjunction with IRS requirements. Review test results and take any necessary action. Approve tax positions taken.	Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review quarter end tests on a current basis.

Prepare income tax provisions. Frequency: Annual	Acquire all necessary transaction information from IBT mutual fund accounting. Calculate investment company taxable income, net tax exempt interest, net capital gain and spillback dividend requirements. Identify book-tax accounting differences. Track required information relating to accounting differences.	Approve tax accounting positions to be taken. Identify securities to be treated by the funds as PFICs. Approve provisions.	Provide consulation as needed in establishing positions to be taken in tax treatment of particular issues. Perform review in conjunction with the year-end audit.

Calculate excise tax distributions Frequency: Annually	Calculate required distributions to avoid imposition of excise tax. - Calculate capital gain net income and foreign currency	Provide transaction information as requested. Identify Passive Foreign Investment Companies (PFICs). Approve tax	A - Provide consultation as needed in establishing positions to be taken in tax treatment of particular issues. Review and concur with

Appendix B

Function	Investors Bank & Trust	William Blair	Suggested Fund Auditor and/or Counsel

gain/loss through October 31.

- Calculate ordinary income and distributions through a specified cut off date.

Identify book-tax accounting differences. Track required information relating to accounting differences. Coordinate review by management and fund auditors.

		accounting positions to be taken. Review and approve all income and distribution calculations, including projected income and dividend shares. Approve distribution rates per share and aggregate amounts. Obtain Board approval when required.	proposed distributions per share.

Prepare Form 1099 Reclass Information Frequency: Annually	Obtain yearly distribution information. Calculate 1099 reclasses and coordinate with transfer agent.	Review and approve information provided for Form 1099.

Prepare other year-end tax-related disclosures Frequency: Annually	Obtain yearly income distribution information. Calculate disclosures (i.e., dividend received deductions, foreign tax credits, tax-exempt income, income by jurisdiction) and coordinate with transfer agent.	Review and approve information provided.

Prepare Tax Returns Frequency: Annually	Provide requested information	Review and sign tax return.	Review and sign tax return as preparer.

Appendix B

WILLIAM BLAIR FUNDS

FEE SCHEDULE FOR FUND COMPLEX

November 1, 2004

CUSTODY, FUND ACCOUNTING & CALCULATION OF N.A.V.

A.	Domestic Custody

The following fees will apply to all assets for which Investors Bank provides domestic custody and fund accounting.

Annual Asset Fee
• First $2 Billion In Net Assets	1.25 Basis Points
• Above $2 Billion In Net Assets	1.0 Basis Points

B.	Fund Accounting and Calculation of N.A.V.

Annual Fund Accounting Fees:

Per Fund Fee
• Domestic:	$25,000
• International:	$40,000

C. Domestic Transactions Costs	Per Transaction

DTC/Fed Book Entry	$8.00
Non-DTC, Boston Settlements	$20.00**
Non-DTC, New York Settlements	$35.00
Non-DTC, New York Maturities	$10.00
GNMA Securities	$35.00
Government Paydown	$5.00
Futures	$18.00
Foreign Exchange Contracts	$18.00
Incoming Wires	$5.00
Outgoing Wires	$7.50

**There is no charge for maturities of these items.